Exhibit 10.30
SEPARATION AND RELEASE AGREEMENT

WHEREAS, Jay Martin, hereinafter referred to as “Employee,” is separating employment with Credit Acceptance Corporation (the “Company”), with the expected separation date of February 1, 2027, (hereinafter referred to as “Separation Date”); and
WHEREAS, it is the intent of the Company to recognize the service of Employee to the Company;
WHEREAS, the parties to this Agreement intend to finally and amicably terminate the employer and employee relationship that exists between them;
IT IS, THEREFORE, AGREED AS FOLLOWS:

1.As used herein, “Company” means Credit Acceptance Corporation and its affiliated organizations, subsidiaries, predecessors, successors, and assigns, and all of its past, present and future directors, officers, agents, employees, representatives, owners and stockholders.
2.    Employee, including all heirs, legal representatives, and assigns, hereby forever releases the Company and all of its affiliated organizations, subsidiaries, predecessors, successors and assigns, and all of its past, present and future directors, officers, agents, employees, representatives, owners and stockholders, both personally and in their representative capacities, of and from all claims, contracts, promises and damages, upon or by reason of any matter, cause or thing whatsoever, whether known or unknown, which Employee ever had or now has, up to the execution of this Agreement, including, but not limited to, all claims for employment discrimination, harassment, and/or retaliation, as well as breach of contract, wrongful termination, or any other type of claim for compensation, money damages, attorney fees, or other relief, and all claims under constitutional, statutory or common law (including without limitation claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621, et seq., the Older Workers’ Benefit Protection Act, and the Elliot-Larsen Civil Rights Act), and all other claims under state or federal law that Employee was unfairly or illegally treated or separated from employment with the Company. Employee expressly waives the provisions of any state, federal, or local law or statute that provides in substance that releases shall not extend to claims, demands, injuries, or damages that are unsuspected or unknown to exist at the time the release is executed. This release does not affect any rights to file for a benefit under any state workers’ compensation statutes for injuries sustained between the execution of this agreement and Employee’s Separation Date.
3.    Employee promises and agrees not to, at any time, file any claim, legal or administrative, that Employee ever had, now has, or which accrues through the execution of this Agreement, against the Company and its affiliated organizations, subsidiaries, predecessors, successors, and assigns, and all of its past, present and future directors, officers, agents, employees, representatives, owners and stockholders. Employee further promises and agrees that, in the event Employee does file such a claim, Employee shall comply with Paragraph 8 of this Agreement and pay all damages, costs and actual attorney fees incurred as a result of defending such a claim for breach of release in litigation where recovery is sought. Employee also recognizes that Employee is not hereby prohibited from filing a charge of discrimination with the Equal Employment Opportunity Commission or the equivalent state agency, but in the event that Employees files such a charge, Employee shall waive, to the extent allowed by law, entitlement to any remuneration, back or front pay, damages, compensation or relief of any type whatsoever from the Company.
4.    Employee agrees not to disclose or discuss with any person without a legitimate, legal “need to know” (i.e., Employee’s spouse, attorney, tax or other financial advisor, etc.) any of the terms and conditions of this Agreement, except as may be required by law or regulation, and except as may be required to effectuate the terms of this Agreement. Employee, including all agents and anyone acting on Employee’s behalf, agrees to not, at any time, disclose the terms and conditions of this Agreement, unless legally compelled to do so by a court or administrative agency of competent jurisdiction. Employee further warrants and represents not to have made such disclosure prior to the execution of this Agreement. Employee acknowledges that, among other material terms of this Agreement, this is a material term of this Agreement and that the Company would not agree to this Agreement without this non-disclosure provision. Nothing in this Agreement prohibits Employee from reporting or disclosing unlawful conduct, reporting discrimination/harassment, participating in investigations, or communicating with governmental agencies.
5.    Employee promises and agrees to honor and abide by the terms and conditions of all written agreements in effect between Employee and the Company. In the event Employee violates such an agreement, the Company shall retain and may exercise all legal and equitable rights and pursue all legal and equitable remedies available.

6.    In exchange for the covenants, promises, releases and agreements of Employee contained herein, which Employee expressly acknowledges as adequate and in excess of the benefits to which Employee would otherwise be entitled; the Company will place Employee on an unpaid leave of absence through February 1, 2027, to allow Employee’s equity grant vesting on January 31, 2027, to vest to Employee’s benefit. Between the time this Agreement is executed and the Separation Date, Employee promises to be available to provide, without additional compensation, assistance as determined reasonably necessary by the Company in transitioning Employee’s duties, responsibilities, knowledge, etc. to the Company and/or its designee, which is anticipated to be approximately 15 hours of per month. In addition, the Company shall:
A.Provide Employee with medical, dental, and vision benefits for the first three (3) months of Employee’s administrative leave at no cost to Employee; and

B.Provide a lump sum pay in a pre-tax amount of $4,000.00, which represents the Employee’s benefit premiums (if elected) under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), based on Employee’s current election coverage, through January 31, 2027. This payment will be subject to all required tax withholdings.
C.Reimburse Employee for any outstanding expenses incurred by Employee while employed by the Company related to such employment, provided that proof of such expenses is provided to the Company and in accordance with the applicable Company policy/requirements.

7.    Employee hereby agrees that, in exchange for the consideration being paid to Employee under this Agreement and in conjunction with of the existing obligations Employee has under any confidentiality, non-disclosure, non-solicitation, and/or non-competition agreement (if any), the Company agrees there shall be no restriction on Employee’s ability to engage in or be employed by a competing business to that of the Company and that any such restrictive covenants governing non-competition in effect between Employee and the Company are waived. Employee agrees to remain bound to all confidentiality, non-disclosure, and non-solicitation obligations that Employee owe to the Company.
8.    In the event that Employee violates any of the material terms and conditions of this Agreement, Employee agrees that the Company shall be entitled to immediate repayment of all amounts paid to Employee under Paragraph 6(B) of this Agreement. In addition, Company will be entitled to payment of all attorney fees, costs and expenses incurred in enforcing this Agreement. Finally, acceptance by the Company of repayment of this amount does not constitute a waiver of the Company’s right to enforce any provision of this Agreement or any other written agreement between Employee and the Company, nor does such repayment invalid Employee’s waiver and release of all claims against the Company.
9.    Nothing contained in this Agreement shall be construed as an admission of wrongdoing or liability of any kind by the Company, its affiliated organizations, subsidiaries, predecessors, successors and assigns, and all of its past, present and future directors, officers, agents, employees, representatives, owners and stockholders. Rather, this Agreement is entered into so as to amicably sever the employer and employee relationship that exists between Employee and the Company.

10.    Notwithstanding any other provision of this Agreement, Employee is hereby notified that, pursuant to 18 U.S.C. § 1833(b), Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that:
(a)is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or
(b)    is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
In addition, if Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose trade secrets to Employee’s attorney and use the trade secret information in the court proceeding, provided that Employee: (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.
11.    Employee agrees not to take any action to maliciously and/or unlawfully harm the Company, its employees, customers, or other business relationships and/or operations. Likewise, Employee agrees not to make or publish (or cause to be made or published) any patently false information about the Company or any statements or comments about the Company which Employee knows to be untrue or with reckless disregard as to the truthfulness of the statement or comment. Nothing in this provision or otherwise in this Agreement is intended to limit or infringe upon Employee’s rights under Section 7 of the National Labor Relations Act, including the Employee’s right to organize, discuss wages, hours, working conditions, and unfair labor practices, or prohibit the

Employees right to file Unfair Labor Practice Charges with the National Labor Relations Board or assist others in filing Charges.
12.    Employee shall direct prospective employers seeking verification of employment to Company’s Human Resources Department. In response to any request for information by prospective employers addressed and directed to the Company’s Human Resources Department, the Company shall provide such prospective employers with Employee’s last title held and years of employment unless the release of additional information is specifically authorized by Employee or otherwise by court or administrative order.
13.    Employee agrees to return all Company property, including but not limited to, dealer or customer files and information, computer equipment, software, training material, contracts, forms, letterhead, business cards, cellular telephones, memorandums, and employee handbooks. Employee agrees not to use or disclose any of the Company’s confidential and/or proprietary information, ideas, prototypes, or inventions outside of the Company, including but not limited to such information developed by Employee for the Company’s benefit.

14.    Up until Employee’s Separation Date, Employee agrees to reasonably cooperate with the Company to amicably transition Employee’s exit from the Company. Employee agrees to reasonable cooperate in the transition of any clients, work, or other Company-related matters as directed by the Company if required by the Company. Employee also agrees to be available to the Company or its designee and/or participate as required by the Company or its designee in any litigation matter arising out of or as a result of Employee’s employment with the Company. Notwithstanding the foregoing, Employee's obligations under this Paragraph shall be subject to the availability limitations set forth in Paragraph 6.
15.    Employee understands and agrees that except for benefits continued under the Consolidated Omnibus Budget Reconciliation Act of 1985 entitlement to medical, dental, and vision benefits cease at the end of the Separation Date’s calendar month, and entitlement to other company benefits cease as of the Separation Date.
16.    Employee is hereby advised to consult with an attorney of Employee’s choice before signing this Agreement. Employee acknowledges that Employee is entering into this Agreement knowingly and voluntarily, without any coercion or intimidation.

17.    If any provision of this Agreement is determined by any court or administrative agency of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms and provisions shall remain in full force and effect and shall not be affected thereby.
18.    This Agreement shall be governed and enforced according to the laws of the State of Michigan. This Agreement shall only be enforced in accordance with the Company’s Alternate Dispute Resolution (“ADR”) Policy and Procedure.
19.    Employee expressly acknowledges that no one has made representations concerning the terms or effect of this Agreement other than as specifically stated herein.

20.    Employee acknowledges that Employee has been given a period of twenty-one

(21) days within which to consider this Agreement. Employee further acknowledges that any decision on Employee’s part not to utilize the full twenty-one (21) day waiting period is done volitionally and not at the urging of the Company. Employee acknowledges that in the event that Employee decides not to utilize the full twenty-one (21) day period to consider this Agreement, the decision to do so was not obtained by the Company based on fraud, misrepresentation, threat to withdraw this Agreement, threat to modify this Agreement, or by any promise to provide Employee with extra benefits in exchange for taking less than twenty-one (21) days to consider this Agreement. Employee understands that, within seven (7) days of signing this Agreement, Employee may revoke this Agreement, and further understands that this Agreement shall not become effective or enforceable until this revocation period has expired without Employee having revoked this Agreement. To be effective, the revocation must be in writing and delivered to the Company’s headquarters and addressed to the person who executed this Agreement on the Company’s behalf. If this Agreement is not revoked within the seven (7) day period, it shall be fully enforceable without any further affirmative action by either party.
21.    To the extent permitted by law, Employee waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective, or multi-party action or proceeding based on such a claim in which the Company is a Party.
22.    This Agreement may be executed in counterparts, including via DocuSign and other similar electronic formats, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

23.    This document constitutes the entire understanding of the parties, and no other agreement, policy, or plan between these parties related to Employee’s separation from the Company shall be binding unless entered into after the date of this Agreement, in writing, and signed by all the parties.

By signing this Agreement, Employee acknowledges to have had the opportunity to consult with an attorney of Employee’s choice; to have carefully reviewed and considered this Agreement; to have understand the terms of the Agreement; and to have voluntarily agree to these terms.

/s/ Jay Martin                         9/3/2026
Employee: Jay Martin     Date

On Behalf of Credit Acceptance Corporation

/s/ Erin Kerber                          9/3/2026
Name:Erin Kerber    Date
Title: Chief Legal Officer